UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2011

AMERICAN PATRIOT FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Tennessee	000-50771	20-0307691
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3095 East Andrew Johnson Highway, Greeneville, Tennessee	37745
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (423) 636-1555

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2011, John D. Belew notified the Chairman of the Board of Directors of American Patriot Financial Group, Inc. (the “Company”) in writing that he was resigning as President and Chief Executive Officer of the Company and the Company’s bank subsidiary, American Patriot Bank (the “Bank”), as well as from his positions as a director of each of the Company and the Bank, each effective June 15, 2011. Mr. Belew is named as a nominee for re-election as a director of the Company in the proxy statement for the Company’s annual meeting of shareholders to be held on June 23, 2011. However, Mr. Belew has now resigned as a director and withdrawn his candidacy for re-election as a director. Notwithstanding language in the proxy statement to the contrary, he will not be nominated for election as a director at the annual meeting. No other nominee for election as a director will be named in his place, and the Board of Directors intends to take action to reduce the number of directors so there is no current vacancy on the Board.

On June 14, 2011, the Company promoted James Randal Hall, the Bank’s Senior Vice President – Senior Lender and Chief Credit Officer, to serve as interim President and Chief Executive Officer of the Company and the Bank, effective upon Mr. Belew’s resignation on June 15, 2011, while the Board of Directors considers candidates, including Mr. Hall, to replace Mr. Belew on a permanent basis. Mr. Hall, age 55, has served as the Bank’s Senior Vice President – Senior Lender and Chief Credit Officer since August 2010. Prior to that time, he served as Senior Vice President – Lending, Chief Lending Officer with Clayton Bank and Trust in Knoxville, Tennessee from May 2008 to August 2010 and Senior Vice President of Commercial Lending with Citizens Bank in Morristown, Tennessee from December 2001 to May 2008.

Mr. Hall will receive a salary of $140,000 per year for his services to the Company and the Bank. Mr. Hall will be also eligible for participation in the Company’s standard employee benefit programs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN PATRIOT FINANCIAL GROUP, INC.

By:	/s/ T. Don Waddell
Name:	T. Don Waddell
Title:	Chief Financial Officer

Date:	June 17, 2011